EXHIBIT 99.1

Dividend Declared by Hampton Roads Bankshares

NORFOLK, Va., July 25, 2007 (PRIME NEWSWIRE) -- The Board of Directors of Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), the financial holding company for Bank of Hampton Roads, declared a quarterly dividend in the amount of $0.11 per share on the company's common stock, payable on September 14, 2007, to shareholders of record as of August 15, 2007. This will be the company's 23rd consecutive dividend payment.

The annualized dividend of $0.44 per share represents a 10% increase over the $0.40 per share dividend paid in the comparable period in 2006.

Jack W. Gibson, President and Chief Executive Officer of Hampton Roads Bankshares, commented, "Our stockholders have been very supportive of our organization and nothing pleases our Board more than to share our financial success with our shareholder base. The dividend reflects the financial accomplishments of our company and is indicative of the Board's confidence in our future performance."

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiary is Bank of Hampton Roads, which opened for business in 1987. The Bank engages in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, the Bank operates 17 banking offices in the Hampton Roads region of southeastern Virginia and is scheduled to open another this year. Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Capital Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and other reports filed and furnished to the Securities and Exchange Commission.

CONTACT:  Hampton Roads Bankshares, Inc.
          Tiffany K. Glenn, Senior Vice President and
           Marketing Officer
          (757) 217-1000